Exhibit 99.1

Audentes Therapeutics Reports Second Quarter 2017 Financial Results and Provides Corporate Update

-	Audentes plans to initiate Phase 1/2 clinical trials for AT132 to treat X-Linked Myotubular Myopathy (XLMTM) and AT342 to treat Crigler-Najjar Syndrome in the third quarter of 2017

-	Audentes plans to report preliminary clinical data from Phase 1/2 studies of AT132 and AT342 by the end of 2017

-	In April 2017, strengthened balance sheet with a follow-on financing of $80.6 million in net proceeds

San Francisco, Calif., August 10, 2017 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today reported its financial results for the quarter ended June 30, 2017, and provided an update on the company’s recent achievements and anticipated upcoming milestones.

“In the second quarter we continued to make excellent progress advancing our entire multi-product pipeline towards upcoming key milestones, highlighted by final preparations to initiate ASPIRO and VALENS, the Phase 1/2 clinical studies of AT132 for the treatment of XLMTM and AT342 for the treatment of Crigler-Najjar Syndrome,” stated Matthew R. Patterson, President and Chief Executive Officer.  “In each program, INDs are active, drug product has been internally manufactured and the Phase 1/2 run-in and clinical assessment studies are ongoing.  We plan to announce the first dosing of patients in ASPIRO and VALENS in the third quarter of 2017 and to report preliminary data from these studies by the end of the year.”

Mr. Patterson continued, “We are also excited about our continued progress toward IND filings for AT307 for the treatment of CASQ2-CPVT and AT982 for the treatment of Pompe disease.  We maintain our guidance toward an AT307 IND filing by year-end and an AT982 IND filing in the first half of 2018.”

Recent Key Achievements

•

AT132 for X-Linked Myotubular Myopathy: Audentes is initiating clinical study sites for ASPIRO, the Phase 1/2 study of AT132, and plans to enroll the first patient in ASPIRO in the third quarter of 2017.  Patients are expected to enroll in ASPIRO from INCEPTUS, the clinical assessment and Phase 1/2 run-in study that is currently ongoing at investigational sites in the United States and Europe.

•

AT342 for Crigler-Najjar Syndrome: Audentes is initiating clinical study sites for VALENS, the Phase 1/2 study of AT342, and plans to enroll the first patient in VALENS in the third quarter of 2017.  Patients are expected to enroll in VALENS from LUSTRO, the clinical assessment and Phase 1/2 run-in study that is currently ongoing at investigational sites in the United States.

•	Presented data at the American Society of Gene and Cell Therapy 20th Annual Meeting:
-

In a non-human primate (NHP) study, intravenous administration of AT132 produced by the company’s proprietary manufacturing process at 500L scale demonstrated an encouraging safety profile and was potent.  Specifically, a dose of 8 x 10[14] vg/kg resulted in no significant treatment related adverse events or safety findings, and produced MTM1 protein expression at levels 8x to 20x of endogenous levels in target skeletal muscle.

-	In a murine model of Crigler-Najjar Syndrome, doses of ≥ 1.5x10[12] vg/kg rapidly and durably reduced total bilirubin to normal levels, establishing the dosing range for the upcoming VALENS study.

•

Follow-on financing:  Strengthened balance sheet with completion of a follow-on financing in April 2017.  Audentes issued 5,955,151 million shares of common stock at an offering price of $14.50 per share, resulting in net proceeds of $80.6 million after the deduction of underwriting discounts, commissions and offering expenses.

•

Appointed Jennifer Jarrett to the Board of Directors: Ms. Jarrett serves as the Chief Financial and Business Officer of Arcus Biosciences, Inc., and previously served as Chief Financial Officer of Medivation, Inc. until the company's purchase by Pfizer, Inc. in 2016.  Prior to Medivation, Ms. Jarrett served as Managing Director at Citigroup, where she was responsible for building and managing Citigroup's West Coast life sciences investment banking practice.

Planned Upcoming Events

•	AT132 for X-Linked Myotubular Myopathy:
-	Commence enrollment in ASPIRO, a Phase 1/2 multicenter, multinational, open-label study in 12 XLMTM patients less than five years of age, in the third quarter of 2017
-	Report preliminary data from INCEPTUS, a clinical assessment and Phase 1/2 run-in study, in September 2017
-	Report preliminary clinical data from ASPIRO by the end of 2017

•	AT342 for Crigler-Najjar Syndrome:
-	Commence enrollment in VALENS, the Phase 1/2 multicenter, multinational, open-label study in approximately 12 patients greater than one year of age, in the third quarter of 2017
-	Report preliminary data from LUSTRO, the Phase 1/2 run-in study of AT342, in October 2017
-	Report preliminary clinical data from VALENS by the end of 2017

•	AT307 for CASQ2-CPVT:
-	Complete IND-enabling preclinical studies
-	File IND by the end of 2017

•	AT982 for Pompe Disease:
-	Conduct additional preclinical studies in support of a planned IND filing in the first half of 2018 to evaluate systemic administration of AT982 in Pompe disease

Second Quarter 2017 Financial Results

•	Cash Position: As of June 30, 2017, Audentes had cash, cash equivalents and short-term investments of $145.0 million.

•

R&D Expenses:  Research and development expenses were $18.8 million for the second quarter of 2017 compared to $11.7 million for the same period in 2016, an increase of $7.1 million. The increase was primarily due to increased R&D expenses for our AT132 and AT307 programs, increases in our R&D headcount and higher facility costs as we made additional investments in our manufacturing and research facilities. For the six months ended June 30, 2017, research and development expenses were $33.4 million compared to $19.6 million for the same period in 2016.

•

General and Administrative: General and administrative expenses were $4.1 million for the second quarter of 2017 compared to $2.5 million for the same period in 2016, an increase of $1.6 million. The increase was primarily due to increased G&A headcount and increases in other G&A expenses related to regulatory compliance and operations as a public company. For the six months ended June 30, 2017, general and administrative expenses were $7.7 million compared to $5.1 million for the same period in 2016.

•

Net Loss: Net loss was $22.7 million for the second quarter of 2017 compared to a net loss of $14.2 million for the same period in 2016. For the six months ended June 30, 2017, our net loss was $40.9 million as compared to $24.6 million for the same period in 2016.

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases.  We have four product candidates in development, AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM), AT342 for the treatment of Crigler-Najjar Syndrome, AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT).  We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the timing of key program milestones, including the timing of patient enrollment and reporting of the preliminary Phase 1/2 data from ASPIRO and VALENS, the timing of reporting preliminary results from the ongoing INCEPTUS and LUSTRO studies, and the timing of the conduct of IND enabling pre-clinical studies and the filing of INDs for the CPVT and Pompe programs.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercial its product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company’s ability to establish and scale-up manufacturing processes that comply with regulatory requirements, the company's ability to protect intellectual property and other  risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Selected Financial Information

Operating Results:

(amounts in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	Unaudited		Unaudited

Operating expenses:
Research and development	$18,776	$11,734	$33,363	$19,640
General and administrative	4,065	2,469	7,723	5,101
Total operating expenses	22,841	14,203	41,086	24,741
Loss from operations	(22,841)	(14,203)	(41,086)	(24,741)
Interest income, net	115	92	262	189
Other expense, net	(13)	(48)	(30)	(71)
Net loss	$(22,739)	$(14,159)	$(40,854)	$(24,623)

Net loss per share, basic and diluted	$(0.87)	$(6.43)	$(1.70)	$(11.30)
Shares used in computing net loss per share, basic and diluted	26,212,614	2,200,406	23,996,187	2,179,735

Selected Balance Sheet Information:

(amounts in thousands)

	June 30,	December 31,
	2017	2016
	Unaudited

Cash, cash equivalents and short-term investments	$145,008	$104,883
Total assets	$188,592	$142,057
Total liabilities	$26,538	$22,686
Total stockholders' equity	$162,054	$119,371

Audentes Contacts:

Investor Contact:

Thomas Soloway, CFO

415.818.1040

ir@audentestx.com

Media Contact:

Paul Laland

415.519.6610

media@audentestx.com